Monday
         July 21, 1997


         FIRST UNION AND SIGNET ANNOUNCE MERGER AGREEMENT;
         COMBINED COMPANY TO BE VIRGINIA'S LEADING FINANCIAL SERVICES PROVIDER

         CHARLOTTE - First Union Corporation (NYSE: FTU) and Signet Banking Corporation (NYSE:SBK) have signed a definitive merger agreement that would create the leading banking company in Virginia, based on combined deposits on June 30, 1997, of approximately $20 billion.

         The combined organization -- operating under the First Union name -- would become a premier financial services provider serving 2.2 million customers in Virginia, Maryland and Washington, D.C. As of June 30, 1997, Signet had assets of $12 billion and First Union had assets of $143 billion. First Union is the nation's sixth largest bank holding company with offices in 12 states from Connecticut to Florida.

         First Union has agreed to exchange 0.55 shares of its common stock for each share of Signet common stock. Reflecting First Union's previously announced two-for-one stock split payable on July 31, 1997, the exchange ratio would be 1.10 shares. Based on First Union's closing stock price of $97.44 on July 18, 1997 (or $48.72 if adjusted for the pending stock split), the transaction would be valued at $3.25 billion and represent an exchange value of $53.59 for each share of Signet common stock.

         The merger, which will be accounted for as a pooling of interests, is expected to be consummated by Dec. 31, 1997, pending Signet shareholder approval, regulatory approval and other customary conditions of closing.

         "This is a financially driven combination that will give First Union a leading position in some very attractive markets," said Edward E. Crutchfield, chairman and chief executive officer of First Union Corporation.

         "The strong presence Signet has established in Richmond, Baltimore and Hampton Roads is a perfect fit for First Union's leading presence in Roanoke and our strong market position in Washington, D.C.," Crutchfield said.

         "This merger creates a regional powerhouse with a shared strategic direction," said Malcolm S. McDonald, chairman and chief executive officer of Signet.

                                    --MORE--

FIRST UNION AND SIGNET ANNOUNCE MERGER AGREEMENT--PAGE 2


"We have similar philosophies in many business areas. Both banks are committed to information strategies, the aggressive expansion of alternative delivery channels, and commercial and capital markets businesses. We anticipate that the combined organization will play a significant role in leveraging our expertise in information strategies across a much larger market area than Signet can reach alone," McDonald said.

First Union expects the merger will have a positive impact on earnings per share in 1998, and an increasingly positive impact on earnings per share in 1999 and beyond. These expectations are based on estimated savings of 50 percent of Signet's annual expenses, or $242 million, as well as incremental revenue growth of $37 million as First Union brings its broader array of financial products and services to Signet customers. The conversion of Signet's operating systems is expected to take only four months.

First Union expects to take an after-tax merger restructuring charge of $135 million in 1997. As with any earnings estimates, there are factors that could cause the actual results to differ materially, such as changes in economic conditions and other factors referenced in First Union's 8-K filing with the Securities and Exchange Commission. The filing includes more detailed information regarding the merger's estimated impact on First Union's earnings.

Following the merger, McDonald will become chief executive officer of First Union's Virginia, Maryland and Washington, D.C., region. Benjamin P. Jenkins III, the current president of First Union's operations in the region, will become chief operating officer.

"Our two companies have developed a number of complementary strategies that drive our focus on the customer, including our emphasis on middle market and small business lending, as well as very strong consumer banking operations," said John R. Georgius, vice chairman of First Union Corporation. "Together, we can leverage the investments First Union has already made in the development and delivery of new products, and share the benefits of First Union's future investments in its brand name."

The merger will allow First Union to deliver its retail and corporate investment products to Signet's dynamic and affluent customer base. First Union's leading products include the Evergreen Keystone Funds, which have become the largest bank-affiliated mutual fund family with 70 funds and $31 billion in assets under management. For corporate clients, First Union's Capital Markets Group offers a broad range of financing products and services including private placements, loan syndications, asset securitizations, risk management, and merger and acquisition advisory services. The company is also one of a select group of banking companies that has received federal approval to underwrite corporate debt and equities.

                                    --MORE--

FIRST UNION AND SIGNET ANNOUNCE MERGER AGREEMENT--PAGE 3


In addition to ranking first in market share in Virginia, the combined company will rank second in market share in the Virginia, Maryland and Washington, D.C. region. First Union is currently the fourth-largest banking company in the region, based on deposits of $11.7 billion on June 30, 1997. First Union had assets of $16.8 billion in the region as of June 30, 1997, with 3,795 employees, 210 branches and 299 ATMs.

As of June 30, 1997, Signet had approximately 4,000 employees, 230 branches, and 248 ATMs. In addition to its Mid-Atlantic operations, Signet also markets several of its key products nationally through direct mail, the Internet and other innovative delivery channels.

In connection with the execution of the merger agreement, Signet granted First Union an option to purchase, under certain circumstances, up to 19.9 percent of Signet's outstanding shares of common stock.

At consummation of the merger, First Union will rescind its existing authorization to buy back stock, which authorized the repurchase of up to 25 million shares (or 50 million shares when adjusted for the stock split). During 1997, First Union has repurchased approximately 11 million shares under the authorization (or approximately 22 million on a post-split basis).

First Union expects to nominate two of Signet's directors to serve as directors of First Union after the merger is consummated.

Based on June 30, 1997 data, First Union Corporation will have assets of approximately $155 billion upon completion of the merger.

A news conference will be held today at 1:30 p.m. in the ballroom of the Jefferson Hotel at Franklin and Adams Streets in Richmond.

Media contacts are Marianna Sheridan at First Union at 704-383-3715 (office) or 704-333-6447 (home) and Kitty Griffith at Signet at 804-771-7251 or 804-649-1090
(home).

Investor contacts are Alice Lehman at First Union at 704-374-4139 and Teresa Jones at Signet at 804-771-7767.

                                     --END--